UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Competitive Technologies, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMPETITIVE TECHNOLOGIES, INC.
1960 Bronson Road
Fairfield, Connecticut 06824

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on January 17, 2006

To the Stockholders of
COMPETITIVE TECHNOLOGIES, INC.

The Annual Meeting of Stockholders of COMPETITIVE TECHNOLOGIES, INC. (the “Company”) will be held at the American Stock Exchange, 86 Trinity Place, New York, New York 10006 on Tuesday, January 17, 2006, at 10:00 a.m. local time. The purposes of the meeting are:

1. To elect six Directors to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified;

2.  To transact such other business as may properly come before the meeting and any adjournments thereof.

The Board of Directors has fixed November 21, 2005 as the record date for the meeting. Owners of shares of Common Stock and Preferred Stock at the close of business on the record date are entitled to notice of the meeting and to vote at the meeting and any adjournments of the meeting.

WE URGE YOU TO VOTE YOUR SHARES PROMPTLY. TO VOTE YOUR SHARES, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY PROMPTLY.

By Order of the Board of Directors,

/s/ Paul A. Levitsky
Paul A. Levitsky
Secretary
Fairfield, Connecticut
November 28, 2005

PROXY STATEMENT

COMPETITIVE TECHNOLOGIES, INC.
1960 Bronson Road
Fairfield, Connecticut 06824

___________________

The Board of Directors is furnishing stockholders this Proxy Statement to solicit proxies to be voted at the annual meeting of stockholders of Competitive Technologies, Inc., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, January 17, 2006 at 10:00 a.m. local time at the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

Each proxy received will be voted as you direct it to be voted. If you do not indicate on your proxy how you want your vote counted, your proxy will be voted FOR electing the nominees named below as directors. You may revoke your proxy at any time before the voting by notifying the Company; no formal procedure is required.

If you complete and properly sign the accompanying proxy and return it to us, it will be voted as you direct. If you are a stockholder of record (that is, you hold a stock certificate registered in your name on the books of our transfer agent, American Stock Transfer & Trust Company, as of the close of business on November 21, 2005) and attend the meeting, you may deliver your completed proxy in person.

However, if you hold your shares in “street name” as a beneficial owner (that is, your broker holds the stock in your account and you do not have a stock certificate),

a)	you must return your voting instructions to your broker or nominee (that is, the holder of record) or

b)
if you wish to vote in person at the meeting, you must obtain from the record holder a proxy signed by the record holder giving you the right to vote the shares at the meeting and bring it to the meeting. (You may not use the voting instruction form provided by your broker or nominee to vote in person at the meeting).

We intend to mail or give this Proxy Statement and the form of proxy enclosed herewith to the Company’s stockholders on or about November 28, 2005.

Only holders of record of the Company’s 7,531,890 outstanding shares of Common Stock, $0.01 par value (“Common Stock”), and 2,427 outstanding shares of 5% Preferred Stock, $25 par value (“Preferred Stock”) at the close of business on November 21, 2005, will be entitled to vote at the meeting. Each holder of record on the record date is entitled to one vote for each share of Common Stock or Preferred Stock held. If you abstain from voting, your shares will be counted as shares present and entitled to vote in determining the presence of a quorum for the meeting but your shares will not be voted in determining approval of any matter submitted to stockholders for a vote. An abstention will have the same effect as a negative vote on a matter submitted to stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter (broker non-votes), those shares will be counted as shares present in determining the presence of a quorum for the meeting but they will not be considered present or entitled to vote with respect to that particular matter.

1. ELECTION OF DIRECTORS

At the meeting, stockholders will elect a Board of six directors by a plurality of the votes cast. The Board of Directors of the Company (the “Board”) proposes the six nominees named below.

All of the nominees named below currently are directors of the Company. No director, executive officer or nominee is related by family to any other director, executive officer or nominee. If any nominee is unable to serve, we solicit discretionary authority to vote to elect another person unless we reduce the size of the full Board. Each director will serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier resignation or removal. We have no reason to believe that any nominee will not be available for election as a director for the prescribed term.

The following table sets forth information regarding each nominee for director according to the information furnished the Company by each such nominee as of November 21, 2005:

Name	Age	Positions Currently Held with the Company	Committee Member	Director of the Company Since

Richard E. Carver	68	Director and Chairman of the Board of Directors	C, N	January 2000

George W. Dunbar, Jr.	59	Director	C, N*	November 1999

Donald J. Freed, Ph.D.	63	Director, President and Chief Executive Officer	--	January 2005

Maria-Luisa Maccecchini, Ph.D.	54	Director	A	January 2005

Charles J. Philippin	55	Director	A, C*, N	June 1999

John M. Sabin	50	Director	A*	December 1996

A	- Audit Committee
C	- Compensation and Stock Option Committee
N	- Nominating and Corporate Governance Committee
*	- Committee Chair

Richard E. Carver. Mr. Carver is the President and Chief Executive Officer of MST America, an international business strategies consultancy. Mr. Carver has served in this capacity since January 1995. From November 1998 to April 2000, he served as President and Chief Executive Officer of RPP America, a seller of solid waste wrapping systems. From May 1988 to December 1999, he was Chairman and Chief Executive Officer of Carver Lumber Company, a provider of building materials for new home construction and prefabrications. In 1973 he was elected mayor of Peoria, IL and served in that capacity until 1984 when he resigned to become an Assistant Secretary for Financial Management of the Air Force. During that same period, he served as president of the U.S. Conference of Mayors, a director of the National League of Cities, a member of the President’s Advisory Commission on Intergovernmental Relations, president of the National Conference of Republican Mayors, and a member of the President’s Commission on Housing. Mr. Carver is also a trustee of Bradley University and Chairman of the Advisory Board of Americorps National Civilian Community Corps.

George W. Dunbar, Jr. Mr. Dunbar is the former Chief Executive Officer and Director of Quantum Dot Corporation, a privately held bioscience company commercializing proprietary labeling and detection nanotechnology with applications in life science research and medicine. Mr. Dunbar served in this capacity from February 2004 to October 2005 when the company was sold to Invitrogen Corporation. Mr. Dunbar has also served as President, Chief Executive Officer and Director of Targesome, Inc., an early stage developer of targeted nanoparticle drug delivery technology, from February 2003 to 2004, when the company was restructured and sold. From September 2000 to November 2002, he was Chief Executive Officer of EPIC Therapeutics, Inc., a drug delivery technology company. He served as acting President and Chief Executive Officer of StemCells, Inc. (previously known as Cyto-Therapeutics, Inc.) from February 2000 to January 2001 and acting President of StemCells California, Inc. (a wholly-owned subsidiary of StemCells, Inc.) developers of organ-specific, human platform stem cell technologies to treat diseases, from November 1999 to January 2001. From 1991 to August 1999, he was President and Chief Executive Officer of Metra BioSystems, Inc., a developer of products to detect and manage bone and joint diseases. Mr. Dunbar also serves as a Director of Sonus Pharmaceuticals, Inc.

Dr. Donald J. Freed. Dr. Freed is President and Chief Executive Officer of Competitive Technologies. Prior to this position, Dr. Freed served as Executive Vice President and Chief Technology Officer of the Company from January 2004 through June 2005. From April 2003 to December 2003, Dr. Freed was a consultant to the Company. From November 1998 through March 2003, he served as Vice President, Business Development, and prior thereto, as Vice President of Marketing of Nanophase Technologies Corporation, a publicly held nanomaterials company. His background is in commercializing new technologies. Dr. Freed was responsible for the successful start-up of advanced materials initiatives in three Fortune 50 companies, and has extensive experience in licensing and technology transfer on a global basis throughout Europe and Asia. Dr. Freed is an advisor to the Nanobusiness Alliance.

Dr. Maria-Luisa Maccecchini. Dr. Maccecchini is a partner in three “angel” funds that invest in early stage biotechnology companies: Robin Hood Ventures, Mid-Atlantic Angel Group and Business Angels Switzerland. She actively promotes biotechnology early stage companies with strategic and financial assistance. From March 2004 to April 2005, Dr. Maccecchini was President of Biomaterials Worldwide of Synthes, Inc., an international medical device company specializing in the development, manufacture and marketing of instruments and implants for the surgical treatment of bones (osteosynthesis). From 2002 to 2004, Dr. Maccecchini was a strategic consultant to companies planning to enter the biotech industry. In 1991, Dr. Maccecchini founded Symphony Pharmaceuticals, Inc., later renamed Annovis, Inc., a biotech company that performs research, development, manufacturing and marketing of nucleic acid-based products and services, specifically focused on brain associated diseases and genomics. She served as President and Chief Executive Officer of Symphony Pharmaceuticals, Inc. from 1991 to 2002, when she sold the company to Transgenomic. In addition, Dr. Maccecchini serves on the boards of private biotech companies and organizations that promote biotechnology, entrepreneurship, women and international trade.

Charles J. Philippin. Mr. Philippin is a Principal of Garmark Advisors, LLC, a mezzanine investment fund, and has served in this capacity since May 2002. From June 2000 to January 2003, he served as Chief Executive Officer of Accordia, Inc., formerly On-Line Retail Partners, a provider of management and technology resources for branded e-commerce businesses. From July 1994 to May 2000, he served as a member of the management committee of Investcorp International, Inc., a global investment group acting as a principal and intermediary in international investment transactions. Mr. Philippin also serves as a Director of Samsonite Corp., CSK Auto Corp. and Alliance Laundry Systems, LLC.

John M. Sabin. Mr. Sabin has served as Chief Financial Officer and General Counsel of Phoenix Health Systems, Inc., a health care IT consulting and outsourcing firm, since October 2004. From January 2000 to October 2004, he served as Chief Financial Officer and General Counsel of NovaScreen Biosciences Corporation, a developer of biotechnology-based tools to accelerate drug discovery and development. From September 1999 to January 2000, he was a business consultant. From May 1998 to September 1999, he served as Executive Vice President and Chief Financial Officer of Hudson Hotels Corporation, a limited service hotel development and management company. Mr. Sabin also serves as a Trustee of Hersha Hospitality Trust, a Trustee of Prime Group Realty Trust and a Director of North American Scientific, Inc.

BOARD MEETINGS AND COMMITTEES

Corporate Governance Principles

The Company’s Restated Certificate of Incorporation, Amended and Restated Bylaws, Corporate Governance Principles and the charters of the Audit Committee, the Compensation and Stock Option Committee (the “Compensation Committee”) and the Nominating and Corporate Governance Committee (the “Nominating Committee”) provide the framework for managing and governing the Company.

The Board is elected by and responsible to the Company’s stockholders. Except with respect to matters reserved to stockholders, the Board is the ultimate decision making body of the Company. In that capacity, the Board takes an engaged and focused approach to its responsibilities and duties, and sets standards to better ensure that the Company is committed to business success and enhancement of stockholder value by maintaining the highest standard of responsibility and ethics. The Board has designed its governance approach to be a working structure for principled actions, effective decision-making and appropriate monitoring of both compliance and performance.

The Company’s employees, managers and officers conduct the Company’s business under the direction of senior management and the leadership of the Company’s Chief Executive Officer (“CEO”), who are accountable to the Board and ultimately to the stockholders. Management is responsible for the day-to-day operation of the Company’s business, strategic planning, budgeting, financial reporting and risk management.

The Company’s Corporate Governance Principles (and the Amended and Restated Bylaws) provide that a majority of the Board shall be independent directors in accordance with the rules of the American Stock Exchange and any other applicable legal or regulatory requirements. They also establish factors for the Board to consider in nominating or appointing directors, including:

--	reputation, strength of character, integrity, business ethics and, for non-management directors, independence of the individual;

--	business, government or other professional experience and acumen;

--	the number of other companies as to which the individual serves as a director and the individual’s time availability to serve the Company;

--	knowledge and expertise in life, digital, nano or physical sciences and related business enterprises, and other skills relevant to the business of the Company;

--	diversity; and

--	tenure as a member of the Company’s Board.

Audit Committee

The function of the Audit Committee is to assist the Board in fulfilling its responsibility to the stockholders relating to corporate accounting matters, the financial reporting practices of the Company, and the quality and integrity of the financial reports of the Company. Its purpose is to assist the Board with overseeing:

--	the reliability and integrity of the Company’s financial statements, accounting policies and disclosure practices;

--	the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures;

--	the Company’s independent auditor’s qualifications, engagement, compensation, and independence; and

--	the performance of the Company’s internal audit function and independent auditor.

The Audit Committee is to be composed of not less than three independent directors of the Company. The Board has determined that each member of the Audit Committee is an independent director in accordance with the applicable rules of the American Stock Exchange and the Securities Exchange Act of 1934. It has also determined that each member is financially literate and has identified Mr. Sabin and Mr. Philippin as audit committee financial experts as defined by the Securities and Exchange Commission. The Audit Committee operates pursuant to its charter, which was adopted by the Board, and a copy of which was filed as Appendix A to our 2004 Proxy Statement.

Compensation and Stock Option Committee

The purpose of the Compensation Committee is to:

--
review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation;

--	review and approve the compensation of the Company’s other officers based on recommendations from the CEO;

--
review, approve and make recommendations to the Board with respect to incentive compensation plans or programs or other equity-based plans or programs, including but not limited to the Company’s Incentive Compensation Plan, the Company’s 1997 Employees’ Stock Option Plan and the Company’s 401(k) Plan; and

--	produce an annual report of the Compensation Committee on executive compensation for inclusion in the Company’s annual proxy statement.

The Compensation Committee is to be composed of not less than three independent directors of the Company. The Board has determined that each member of the Compensation Committee is (a) an independent director in accordance with the applicable rules of the American Stock Exchange and any other applicable legal or regulatory requirement, (b) a non-employee director within the meaning of Rule 16-b3(i) under the Securities Exchange Act of 1934, and (c) an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Internal Revenue Code”).

Nominating and Corporate Governance Committee

The purpose of the Nominating Committee is to:

--	identify individuals qualified to become members of the Board, consistent with criteria approved by the Board;
--	recommend to the Board candidates for all directorships to be filled by the Board or stockholders of the Company;
--	in consultation with the Chairman of the Board, recommend to the Board members of the Board to be appointed to committees of the Board and the chairpersons thereof, including filling any vacancies;
--	develop and recommend to the Board a set of corporate governance principles applicable to the Company;
--	oversee, evaluate and monitor the Board and its individual members and the corporate governance principles and procedures of the Company; and
--	fulfill such other duties and responsibilities as may be set forth in its charter or assigned by the Board from time to time.

The Nominating Committee is to be composed of not less than three independent directors of the Company. The Board has determined that each member of the Nominating Committee is an independent director in accordance with the applicable rules of the American Stock Exchange and any other applicable legal or regulatory requirement. The Nominating Committee operates pursuant to its charter, which was adopted by the Board, and a copy of which was filed as Appendix B to our 2004 Proxy Statement.

The Nominating Committee will consider nominees recommended by stockholders but it has not identified any special procedures stockholders need to follow in submitting such recommendations. The Nominating Committee has not identified any such procedures because as discussed below under the heading “Stockholder Communications to the Board,” stockholders are free to send communications directly to the Board, committees of the Board and individual directors in writing, care of the Secretary of the Company.

Meetings and Attendance

During the year ended July 31, 2005, the Board held nine (9) meetings. During the same period, the Audit Committee met thirteen (13) times, the Compensation Committee met twice, and the Nominating Committee met once. All of the directors standing for re-election attended at least 80% of the aggregate number of meetings of the Board and committees of which the director was a member. The Company does not have a specific policy regarding directors’ attendance at the annual meeting of stockholders. All directors attended the annual meeting of stockholders held on January 14, 2005.

Stockholder Communications to the Board

Stockholders may send communications to the Board, committees of the Board and to individual directors in writing, care of the Secretary of the Company. Written communications addressed to the Board are reviewed by the Chairman of the Board for appropriate handling. Written communications addressed to an individual Board member are forwarded to that person directly.

BENEFICIAL OWNERSHIP OF SHARES

The following information indicates the beneficial ownership of the Company’s Common Stock by each director and nominee, by the three Named Executive Officers of the Company (as defined under the caption “Executive Compensation” below), and by each person known to us to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock. The indicated owners furnished such information to the Company as of November 1, 2005, except as otherwise indicated in the footnotes.

Names of Beneficial Owners (and address, if ownership is more than 5%)	Amount Beneficially Owned	(A)	Percent	(B)

Directors, nominees and executive officers
Richard E. Carver	74,104	(C)	--
Michael D. Davidson	11,338	(D)	--
George W. Dunbar, Jr.	73,609	(E)	--
Donald J. Freed	16,723	(F)	--
Maria-Luisa Maccecchini	10,000	(G)	--
John B. Nano	12,502	(H)	--
Charles J. Philippin	112,384	(I)	1.5%
John M. Sabin	58,784	(J)	--

All directors, nominees and executive officers as a group	356,942	(K)	4.6%

___________________
(A)	Except as indicated in the notes that follow, the designated person or group has sole voting and investment power.

(B)	Percentages of less than 1% are not shown.

(C)	Consists of 20,104 shares of Common Stock plus 54,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Carver.

(D)
Consists of 1,338 shares of Common Stock plus 10,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Davidson. Includes 338 shares of Common Stock held under the Company’s 401(k) Plan, as to which Mr. Davidson has full investment power. Does not include 1,014 unvested shares of common stock allocated to Mr. Davidson under the Company’s 401(k) plan.

(E)	Consists of 13,609 shares of Common Stock and 60,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Dunbar.

(F)
Consists of 6,723 shares of Common Stock plus 10,000 stock options deemed exercised solely for purposes of showing total shares owned by Dr. Freed. Includes 3,723 shares of Common Stock held under the Company’s 401(k) plan, as to which Dr. Freed has investment power.

(G)	Consists of 10,000 stock options deemed exercised solely for purposes of showing total shares owned by Dr. Maccecchini.

(H)	Consists of 12,502 shares of Common Stock as reported on Form 4 filed with the United States Securities and Exchange Commission on June 28, 2005, the most recent information available to the Company.

(I)	Consists of 52,384 shares of Common Stock plus 60,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Philippin.

(J)
Consists of 18,784 shares of Common Stock plus 40,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Sabin. Includes 200 shares of Common Stock held by his spouse.

(K)
Consists of 125,444 shares of Common Stock plus 244,000 stock options to purchase shares of Common Stock deemed exercised solely for purposes of showing total shares owned by the group. The total for this group excludes Mr. Nano’s ownership.

At November 1, 2005, the stock transfer records maintained by the Company with respect to its Preferred Stock showed that the largest holder of Preferred Stock owned 500 shares.

EXECUTIVE COMPENSATION

Summary Compensation

The following table summarizes the total compensation awarded to, earned by or paid by the Company for services rendered during each of the last three fiscal years to the three individuals who served as executive officers of the Company during the fiscal year ended July 31, 2005 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE
Long Term Compensation Awards
Name and		Annual Compensation		Securities	All Other
Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Underlying Options (#)	Compensation ($)

Donald J. Freed President and Chief Executive Officer since June 14, 2005; previously Executive Vice President and Chief Technology Officer since January 1, 2004	2005 2004	242,789 116,667	160,000 30,000	40,000 25,000	10,619 (A) 73,180 (B)

Michael D. Davidson Vice President and Chief Financial Officer since May 3, 2004	2005 2004	150,000 37,500	72,500 10,000	20,000 10,000	8,483 (C) --

John B. Nano President and Chief Executive Officer until June 14, 2005*	2005 2004 2003	303,653 250,000 250,000	-- 125,000 --	-- 100,000	30,796 (D) 24,596 (E) 32,289 (F)

______________________
(A)	Consists of vested Company discretionary contribution to 401(k) Plan ($10,619 paid in 1,693 shares of Company Stock).

(B)
Consists of income earned as a consultant to the Company ($65,080) prior to full time employment, and vested Company discretionary contribution to 401(k) Plan ($8,100 paid in 2,030 shares of Common Stock).

(C)	Consists of Company discretionary contribution (25% vested) to 401(k) Plan ($8,483 paid in 1,352 shares of Company Stock).

(D)	Consists of payment for unused vacation upon termination ($13,462) and personal use of Company auto ($17,334).

(E)	Consists of personal use of Company auto ($10,467) and unvested Company discretionary contribution to 401(k) Plan ($14,129 paid in 3,541 shares of Common Stock).

(F)	Consists of personal use of Company auto ($5,942) and vested Company discretionary contribution to 401(k) Plan ($26,347 paid in 4,480 shares of Common Stock).

* Fiscal 2005 Compensation is through June 14, 2005, the date of Mr. Nano’s termination.

Option Grants

The following table summarizes the stock options granted by the Company during the fiscal year ended July 31, 2005, to the Named Executive Officers.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants
Name	Options Granted #	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value under Black-Scholes Pricing Model

Donald J. Freed	40,000 (1)	21%	$3.72	8/02/14	$94,800 (2)
Michael D. Davidson	20,000 (1)	10%	$3.72	8/02/14	$47,400 (2)

(1)	Options vest 25% per year on each of the first four anniversaries after the grant date.
(2)	Estimated on grant date assuming no dividend yield, 75.8% expected volatility, 3.6% risk-free interest rate, and 5 year expected option life.

Option Exercises and Year End Value

For the Named Executive Officers, the following table summarizes aggregated stock option exercises during the year ended July 31, 2005, and stock options held at July 31, 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options At FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at FY-End ($) Exercisable/ Unexercisable

Donald J. Freed	12,500	$88,013	-/52,500	$	-/$-
Michael D. Davidson	--	-/-	5,000/25,000	$	-/$-
John B. Nano	325,000	$1,554,745	-/-	$	-/$-

Employment Agreements

Effective October 1, 2005, the Company and Dr. Freed amended and restated Dr. Freed’s employment agreement. The amended and restated agreement provides for his employment as the Company’s President and CEO at a base compensation of $325,000 per year, subject to change upon approval of the Company’s Compensation Committee. The Company and Dr. Freed agree that his employment is at will and can be terminated by either party at any time and for any reason. The agreement also provides for:

--
an expense allowance whereby Dr. Freed will be reimbursed for business related expenses reasonably and necessarily incurred and advanced by Dr. Freed in performing his duties for the Company, subject to and in accordance with the Company’s policies as they exist from time to time;

--	a car allowance in the amount of $800 per month;

--
participation in all employee benefit plans and programs offered, from time to time, to the Company’s executive employees, subject to the same terms and conditions as such benefits are provided by the Company and at the discretion of the Board, including the Company’s Incentive Compensation Plan. All such benefits are subject to plan documents (where applicable) and the Company’s policies and procedures. Nothing guarantees that any specific benefit will be provided or offered by the Company, which has the right to add, modify, or terminate benefits at any time;

--
upon a termination of employment due to death or disability (as defined in the agreement), the Company shall pay base compensation and accrued benefits to Dr. Freed’s estate through date of termination, and, in the event of a disability, shall provide a continuation of medical benefits through the end of the then current fiscal year. In addition, any previously granted but unvested stock options (“Plan Options”) will become fully vested and immediately exercisable;

--
upon a termination of employment for good reason (as defined in the agreement), or if the Company terminates Dr. Freed’s employment without cause (as defined in the agreement), Dr. Freed shall be entitled to receive all accrued but unpaid salary and benefits through the date of termination plus a severance benefit. The severance benefit consists of a continuation of base compensation and group insurance benefits for a period of six (6) months, and continued vesting of Plan Options issued for a period of six (6) months or until the next employment anniversary date, whichever is longer;

--
upon a resignation of employment other than for good reason (as defined in the agreement), or if the Company terminates Dr. Freed’s employment for cause (as defined in the agreement), the Company shall have no liability to Dr. Freed except to pay his base compensation and any accrued benefits through his last day worked, and he shall not be entitled to receive any severance or other benefits;

--
upon a termination of employment without cause in conjunction with a change in control, (as defined in the agreement), Dr. Freed will be entitled to receive all accrued but unpaid salary and benefits through the date of the termination plus a change in control benefit. The change in control benefit consists of continuation of his base compensation and group insurance benefits for a period of twelve (12) months, and full vesting and immediate ability to exercise any previously granted but unvested Plan Options.

On June 14, 2005, Mr. Nano ceased serving as the President and Chief Executive Officer of the Company, and therefore, the Amended and Restated Employment Agreement between Mr. Nano and the Company effective as of August 1, 2004, may be deemed to have been terminated.

Pursuant to the Amended and Restated Employment Agreement, Mr. Nano was employed as the Company’s President and CEO at a base compensation of $350,000 per year, subject to reviews and increases in the sole discretion of the Company’s Board. The employment term was for three (3) years through July 31, 2007, after which it would have been automatically extended for successive one-year periods, if it had not been terminated earlier and if neither party had given notice of intent to terminate at the end of the then current term. The agreement also provided that:

--
for each fiscal year, Mr. Nano would be eligible to receive a bonus of up to fifty percent (50%) of his base compensation based on the Company’s performance and Mr. Nano’s performance of objectives determined by the Compensation Committee of the Board.

--
Mr. Nano would have the opportunity to acquire an ownership percentage (as defined in the agreement), of at least five percent (5%) of the Company’s outstanding Common Stock. Stock options granted to him would be subject to the terms and conditions of a stock option plan maintained by the Company and vest twenty-five percent (25%) on each of the first four anniversaries of the grant date;

--	If Mr. Nano’s employment terminated because of his death or disability (as defined in the agreement), any previously granted unvested options would become fully vested and immediately exercisable;

--
If Mr. Nano resigned his employment for good reason (as defined in the agreement) or if the Company terminated his employment without cause (as defined in the agreement), Mr. Nano would be entitled to severance benefits upon meeting certain conditions and requirements. Severance benefits included continuation of his base compensation and group insurance benefits for twelve (12) months and continued vesting of previously granted stock options for twelve (12) months or until the next employment anniversary date, whichever was longer, but in no event longer than ten (10) years from the option grant date;

--
If the Company terminated his employment without cause in conjunction with a change in control, Mr. Nano would be entitled to change in control benefits. Change in control benefits included continuation of his base compensation and group insurance benefits for the longer of twelve (12) months or the remainder of the then current employment term and full vesting and immediate ability to exercise any previously granted unvested options;

--
If Mr. Nano remained employed by the Company through his 65th birthday and his employment subsequently terminated for any reason other than cause (as defined in the agreement), the Company would reimburse him up to $120,000 for a one-time premium for post-retirement health insurance for Mr. Nano and his family.

Subsequent to Mr. Nano’s termination, on August 10, 2005 the Company received notice that Mr. Nano had filed a complaint in the Superior Court in the Judicial District of Stamford, Connecticut seeking the pre-judgment remedy of attachment. Mr. Nano’s suit seeks to attach one of the Company’s bank accounts in the amount of $1.4 million to preserve his ability to collect should he succeed on his claims. In his complaint, Mr. Nano alleges that the Company breached his employment contract because it denied him certain severance benefits when it terminated him on June 14, 2005. Mr. Nano also claims, in the alternative, that the Company violated a proposed but unexecuted and undelivered separation agreement and general release which it sought to negotiate with him at the time of his departure. According to his lawsuit, Mr. Nano claims that the Company withdrew the agreement after he communicated his acceptance to the Chairman of the Company’s Board of Directors. The Company denies the allegations of the suit and intends to vigorously defend it and oppose Mr. Nano’s application for a prejudgment remedy. Hearings on this motion occurred in November 2005. No decision has been reached.

On September 14, 2005, the Company announced that it had received notice that Mr. Nano also had filed a complaint with the Occupational Safety and Health Administration (“OSHA”), alleging a violation of Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. 1514A, by the Company in connection with the termination of his employment. The Company believes that the complaint is totally without merit, and is exploring several claims against Mr. Nano. The Company filed an answer to the OSHA inquiry on October 3, 2005.

Other Arrangements

401(k) Retirement Savings Plan

Effective January 1, 1997, the Company established the Competitive Technologies, Inc. 401(k) Plan (the “401(k) Plan”), a defined contribution plan qualified under section 401(k) of the Internal Revenue Code. Participation in the 401(k) Plan is voluntary and open to all employees who are at least 21 years of age and meet certain service requirements. Employees may defer compensation up to a specific dollar amount set by the Internal Revenue Service for any calendar year. We do not make matching contributions, and employees are not allowed to invest in our stock under the Plan. Employee contributions are fully vested when made.

The Board may authorize discretionary Company contributions to the 401(k) Plan, subject to limitations set forth in the Internal Revenue Code, and payable in shares of our common stock valued as of the date the shares are contributed to the Plan. Employees vest in the Company’s discretionary contribution ratably over four (4) years of service, with a year of service defined as twelve (12) consecutive months during which an employee is employed for at least 1,000 hours. After an employee has completed four years of service, Company discretionary contributions are fully vested when they are made, except that once an employee reaches sixty (60) years of age, the employee becomes fully vested regardless of year of service. Forfeitures are re-allocated to the remaining employees in the 401(k) Plan. When discretionary contributions are authorized, the Board determines the method for allocation among participants in accordance with the 401(k) Plan: based on compensation, based on a per capita allocation, or based on a combination of per capita and compensation.

For the years ended July 31, 2005, 2004 and 2003, the Board authorized discretionary contributions of $100,000, $100,000 and $100,000, respectively, payable in shares of Common Stock. The Named Executive Officers received the following allocations of the Company’s discretionary contributions: Dr. Freed, 1,693 and 2,030 shares, respectively, for 2005 and 2004, for Mr. Davidson, 1,352 shares for 2005, (of which 338 shares are vested) and for Mr. Nano, 3,541 and 4,480 shares, respectively, for 2004 and 2003.

Incentive Compensation Plan

During fiscal year 2005, the Company had an incentive compensation plan; the Competitive Technologies, Inc. Incentive Compensation Plan, approved by the Company’s Board (the “Incentive Plan”). The Compensation Committee administers the Incentive Plan. The Compensation Committee may suspend or amend the Incentive Plan at any time from time to time, and the Board may terminate the Incentive Plan.

The Incentive Plan provides that the Company pay in cash the greater of an annual bonus incentive or a commission award. The targeted annual bonus incentive award is a percentage of the participant’s salary, as defined in the Incentive Plan, as of December 31st of each year. The annual bonus incentive award is comprised of two parts: up to 70% is dependent upon the Company’s financial performance, and up to 30% is dependent upon individual performance. If the Company’s financial performance is less than 80% of its goal, there will be no award for the Company portion. If the Company’s financial performance is more than 115% of its goal, the award may increase to 150% of the award. If a participant meets his or her individual goals, the Company may pay the individual portion regardless of whether the Company achieves its financial performance goal.

For the years ended July 31, 2005, 2004 and 2003, the Company charged $291,423, $175,000 and $50,000, respectively, to expense for annual bonus incentive awards to employees other than the Named Executive Officers.

This annual incentive compensation plan also includes the Company’s Commission Plan for professional and support staff and consultants, which sets aside up to 10% of new business revenue (less direct costs other than personnel costs). The plan provides that the commission for new business revenue shall be paid for a maximum of five years, and be allocated among those who participated in generating that revenue. For the year ended July 31, 2005, $800,000 was charged to expense for commissions. No commissions were paid or accrued under this plan in fiscal 2004 or 2003.

The Compensation Committee also may authorize special awards in its sole discretion, and charged $26,000 to expense during the year ended July 31, 2005, for employees other than the Named Executive Officers.

1997 Employees’ Stock Option Plan

The stockholders approved the Company’s 1997 Employees’ Stock Option Plan (“the 1997 Option Plan”) that provides for the granting of stock options to purchase the Company’s Common Stock. The stock options may be either incentive stock options pursuant to Section 422 of the Internal Revenue Code or non-statutory stock options. Stock options granted under the 1997 Option Plan must be granted at not less than 100% of the fair market value on the date of grant. The Compensation Committee determines the vesting period for the stock options. Stock options expire upon termination of the grantee’s employment, or ten (10) years after the grant date. In certain instances stock options which are vested or become vested upon the happening of an event or events specified by the Compensation Committee, may continue to be exercisable through up to 10 years after the grant date, irrespective of the termination of the optionee’s employment with the Company. No options may be granted pursuant to this plan after September 30, 2007.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance

Equity compensation plans approved by security holders	740,223	$5.72	716,075

DIRECTOR COMPENSATION

Each of our non-employee directors is paid an annual cash retainer of $10,000 (paid quarterly in arrears) for their services to the Company. In addition, the directors are issued shares of Common Stock pursuant to our 1996 Directors’ Stock Participation Plan, and are granted stock options to purchase Common Stock pursuant to our 2000 Directors Stock Option Plan, both as described below. In addition, effective in fiscal year 2005 the Chairman of the Board and the Chairman of the Audit Committee are paid annual stipends of $12,000 and $6,000, respectively, for the additional responsibilities and time commitments required of them.

Each non-employee director also is paid $1,000 for each Board meeting attended and $500 for each committee meeting that they attend. All directors are reimbursed for out-of-pocket expenses incurred to attend Board and committee meetings.

Pursuant to the Company’s 1996 Directors’ Stock Participation Plan, on the first business day of January, each non-employee director who has been elected by the stockholders and has served at least one full year as a director is issued a number of shares of Common Stock equal to the lesser of (a) $15,000 divided by the per share fair market value of such stock on the issuance date, or (b) 2,500 shares. If a non-employee director were to leave the Board after serving at least one full year but prior to the January issuance date, the Company would issue to the director Common Stock on a pro-rata basis up to the termination date. Common Stock may not be issued pursuant to this plan after January 2, 2011. In January 2005, the Company issued an aggregate of 6,920 shares under this plan (1,384 shares each to Messrs. Carver, Dunbar, Fodale, Philippin and Sabin).

Pursuant to the Company’s 2000 Directors Stock Option Plan, non-employee directors are granted 10,000 fully vested, non-qualified stock options to purchase the Company’s Common Stock on the date the individual first is elected a director, whether by the stockholders or by the Board, and is granted additional grants of 10,000 stock options on the first business day of January thereafter, provided the individual still is a director. The stock options granted are at an exercise price not less than 100% of the fair market value of the Common Stock at the grant date, and have a term of ten years from the grant date. If an individual’s directorship terminates because of death or permanent disability, the stock options may be exercised within one year after termination. If the termination is for any other reason, the stock options may be exercised within 180 days after termination. However, the Board has the discretion to amend previously granted stock options to provide that such stock options may continue to be exercisable for specified additional periods following termination. In no event may a stock option be exercised after the expiration of its ten-year term. During fiscal 2005, the Company recorded a non-cash charge of $73,000 incurred as a result of modifying the terms of certain stock options previously granted to Samuel Fodale, a former director, to extend the exercise term of the options. Stock options may not be granted pursuant to this plan after the first business day of January 2010. On January 3, 2005, the Company granted 50,000 stock options under this plan (10,000 stock options each to Messrs. Carver, Dunbar, Fodale, Philippin and Sabin) at an exercise price of $10.835, and, on January 14, 2005, 10,000 stock options were granted to Dr. Maccecchini at an exercise price of $11.035. The exercise prices were equal to the market price of the Common Stock on the grant date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and officers and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and the American Stock Exchange. SEC regulations require reporting persons to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports received or written representations from certain reporting persons with respect to fiscal 2005, we believe that all reporting persons complied with all applicable reporting requirements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Carver, Mr. Dunbar and Mr. Philippin were members of the Compensation Committee during 2005. There were no Compensation Committee interlocking relationships in 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no transactions to be reported under this item.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

This report of the Compensation and Stock Option Committee (the “Committee”) shall not be deemed incorporated by reference by any general statement incorporating the Proxy Statement by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Company’s compensation program consists of base salary, bonus, stock options, other incentive awards and other benefits, which the Committee generally reviews annually. The Committee’s overall philosophy is to align compensation with the Company’s business strategy and to support achievement of our long-term goals. In order to attract and retain competent executives, we believe that it is essential to maintain an executive compensation program that provides overall compensation competitive with that paid to executives with comparable qualifications and experience.

The purpose of the Company’s Incentive Compensation Plan in effect during fiscal 2005 (the “Incentive Plan”) is to reward employees for achieving specific levels of performance. It provides for payment in cash of the greater of an annual bonus incentive or a commission award. The commission award is based on net new revenue realized (as defined). The Incentive Plan correlates the annual bonus incentive awards to the Company’s financial performance and an individual’s performance in achieving their individual goals and objectives. The targeted annual bonus incentive award is a percentage of the participant’s base salary. The purpose of the commission incentive is to encourage our staff and consultants to generate recurring new business revenues. The Committee also may make special awards. All awards under the Incentive Plan are at the discretion of the Committee. In addition, the Committee hired a nationally recognized compensation consulting firm to review the Company’s 2005 Incentive Plan awards and make recommendations for the Incentive Plan for the future. On November 22, 2005, the Board approved a new Incentive Compensation Plan (the “New Plan”). The New Plan provides for cash bonus opportunities based upon company and individual achievement of pre-established performance goals and objectives. The New Plan will be effective for the Company’s 2006 fiscal year.

The Committee also determines the number and terms of stock options to grant to employees pursuant to the Company’s 1997 Employees’ Stock Option Plan. This plan provides additional long-term incentive for employees to maximize stockholder value and to attract, retain and motivate our employees to continue employment with the Company. To encourage and recognize the cooperative teamwork of all employees that is required to achieve the Company’s goals, we grant stock options to all employees to give them a proprietary interest in the Company.

Dr. Freed’s and Mr. Nano’s base salary and compensation packages were reviewed in detail by the Committee. In 2004, the Committee also hired a nationally recognized compensation consulting firm (different from the one hired in 2005), to review the Company’s Chief Executive Officer’s (“CEO”) compensation package in light of the Company’s performance, compare it with others and make expert recommendations to assist the Committee in their review of the CEO’s total compensation.

For the year ended July 31, 2005, the Committee recommended, and the Board approved, a base salary for Dr. Freed of $250,000, a bonus of $160,000, and a grant of 40,000 stock options pursuant to the Company’s 1997 Employees’ Stock Option Plan. In addition, the Company made a discretionary contribution of Common Stock valued at approximately $10,600 to Dr. Freed’s 401(k) account. The Committee also reviewed in detail Dr. Freed’s employment agreement dated September 27, 2004, and recommended its approval to the Board. In addition, as a result of Dr. Freed becoming President and CEO, the Committee negotiated with Dr. Freed an amended and restated employment agreement dated October 1, 2005, and also recommended its approval to the Board.

Compensation and Stock Option Committee:

Charles J. Philippin (Chairman)
Richard E. Carver
George W. Dunbar, Jr.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee (the “Audit Committee”) shall not be deemed incorporated by reference by any general statement incorporating the Proxy Statement by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the year ended July 31, 2005, as well as the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the year ended July 31, 2005, before the Company filed those reports.

The Audit Committee discussed with the Company’s independent accountants, BDO Seidman, LLP, (“BDO”) (see also “Independent Public Accountants” below) the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as issued, modified or supplemented.

The Audit Committee received the written disclosures from BDO required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as issued, modified or supplemented. The Audit Committee discussed with BDO their independence from management and from the Company.

Based on the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended July 31, 2005, be included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2005.

Audit Committee:

John M. Sabin (Chairman)
Charles J. Philippin
Dr. Maria-Luisa Maccecchini

PERFORMANCE GRAPH

The performance graph below shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The performance graph compares cumulative total return (assuming reinvestment of dividends, if any) on the Company’s Common Stock for the five-year period shown, compared with the American Stock Exchange Market Index and a SIC code index made up of all public companies whose four-digit standard industrial code number (6794), includes patent owners and lessors and who have been public for the period covered by the graph, all for the fiscal years ended July 31, assuming $100 invested on August 1, 2000 in the Company’s Common Stock, the published SIC code index of public companies, and the American Stock Exchange Market Index.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG COMPETITIVE TECHNOLOGIES, INC., AMEX MARKET INDEX AND SIC CODE INDEX

DOLLARS
200
175
150
125
100
75
50
25
0
2000
2001
2002
2003
2004
2005
COMPETITIVE TECHNOLOGIES, INC.
SIC CODE INDEX
AMEX MARKET INDEX

ASSUMES $100 INVESTED ON AUG. 1, 2000
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING JULY 31, 2005

	2001	2002	2003	2004	2005

Competitive
Technologies, Inc.	59.18	30.58	17.10	42.74	63.34
Industry Index - 6794	85.22	82.54	132.48	127.91	192.88
Broad Market AMEX Index	95.32	86.68	99.59	115.15	140.33

INDEPENDENT PUBLIC ACCOUNTANTS

BDO Seidman, LLP (“BDO”) served as independent public accountants for the fiscal year ended July 31, 2005, and the Audit Committee expects to select them to serve for the fiscal year ending July 31, 2006. We expect a representative of BDO to attend the annual meeting, to make a statement if he or she desires to do so, and to be available to respond to appropriate questions.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

In August 2003 the Audit Committee recommended and the Board approved the selection of BDO and the dismissal of PricewaterhouseCoopers LLP (“PwC”) as the Company's independent accountant contingent upon BDO ‘s acceptance of its engagement and execution of a satisfactory engagement letter.

On September 2, 2003, PwC notified the Company that it viewed its dismissal to have occurred. It is the Company’s understanding that PwC views its dismissal to have occurred on August 25, 2003. However, the Company disagrees with PwC’s opinion as to the date of their dismissal, which was not intended to occur until the retention of new auditors was completed. However, the Company accepts that September 2, 2003 may be viewed as the dismissal date of PwC.

The reports of PwC on the Company's consolidated financial statements for the fiscal years ended July 31, 2002 and 2001 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended July 31, 2002 and 2001, and through September 2, 2003, there was no disagreement with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement, if not resolved to the satisfaction of PwC, would have caused them to make reference thereto in their report on the consolidated financial statements for such years.

During the fiscal years ended July 31, 2002 and 2001, and through September 2, 2003, there was no reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.

On September 16, 2003, Competitive Technologies, Inc. engaged BDO as its independent accountant to audit the Company's consolidated financial statements for the fiscal year ended July 31, 2003. The Audit Committee recommended and the Board approved BDO's engagement.

During the fiscal years ended July 31, 2002 and 2001, and through September 16, 2003, the Company had not consulted with BDO regarding the application of accounting principles to any specific transaction (either completed or proposed), the type of audit opinion that might be rendered on the Company's financial statements, any other accounting, auditing or financial reporting matter, or any reportable events described in Items 304(a)(2)(i) and 304(a)(2)(ii) of Regulation S-K.

Fees Billed by Principal Accountants

The following table presents fees for professional services rendered by BDO and PwC for the years ended July 31, 2005 and 2004:

	2005		2004
	BDO	PwC	BDO	PwC
Audit Fees (A)	$191,000	$--	$84,000	$--
Audit-Related Fees (B)	20,000	10,000	10,000	10,000
Tax Fees (C)	--	--	1,000	--
All Other Fees	2,000	--	--	--
Total	$213,000	$10,000	$95,000	$10,000

(A)
Audit fees for 2005 include the audit of the Company’s internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The increase in 2005 fees was related to the provision for those services. The Audit Committee pre-approved all 2005 and 2004 audit and Sarbanes-Oxley related services, except for de minimus amounts.

(B)
Audit-related fees were for assurance and related services. For 2005, they were in connection with a Registration Statement on Form S-3, while in 2004 they were in connection with a Registration Statement on Form S-1. PwC fees related to work performed in order to issue consents for the registration statements for the applicable years.

(C)
Tax fees for 2004 were for federal income tax advice related to our equity financing agreement, entered into in 2004. The Company did not use tax compliance services of BDO or PwC in either year. The Audit Committee did not pre-approve these tax services since they were of a de minimus amount.

Audit Committee Pre-Approval of Services of Principal Accountants

The Audit Committee has the sole authority and responsibility to select, evaluate, determine the compensation of, and, where appropriate, replace the independent auditor. After determining that providing the non-audit services is compatible with maintaining the auditor’s independence, the Audit Committee shall pre-approve all audit and permitted non-audit services to be performed by the independent auditor, except for de minimus amounts. If it is not practical for the Audit Committee to meet to approve fees for permitted non-audit services, the Audit Committee has authorized its chairman, currently Mr. Sabin, to approve them and to review such pre-approvals with the Audit Committee at its next meeting.

PROPOSALS OF STOCKHOLDERS

Stockholders who wish to present proposals under SEC Rule 14a-8 to be included in the Company’s Proxy Statement and form of proxy in connection with the next annual meeting must submit those proposals so that the Company receives them no later than 120 days before the mailing date of the Company’s Proxy Statement in connection with the January 17, 2006 annual meeting. If we meet this year’s expected mailing date of November 28, 2005, the Company must receive such proposals for next year’s annual meeting no later than July 31, 2006.

Stockholders who wish to present matters outside the processes of SEC Rule 14a-8 to be included in the Company’s Proxy Statement and form of proxy in connection with the next annual meeting must submit notice of those matters so that the Company receives them no later than 45 days before the mailing date of the Company’s Proxy Statement in connection with the January 17, 2006 annual meeting. If we meet this year’s expected mailing date of November 28, 2005, the Company must receive notice of such matters for next year’s annual meeting no later than October 13, 2006. Notice received after October 13, 2006 will be untimely and subject to the discretionary authority described in the last sentence of this Proxy Statement.

GENERAL

The Company will bear the cost of solicitation of proxies. In addition to being solicited by mail, proxies may be solicited personally or by telephone or telegraph. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to principals in obtaining their proxies.

Copies of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, any amendments to those reports and any other reports filed with or furnished to the SEC also are available on or through the Company’s website at www.competitivetech.net as soon as reasonably practicable after they are filed with or furnished to the SEC.

On written request, the Company will provide without charge (except for exhibits) to any record or beneficial owner of its securities a copy of the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended July 31, 2005, including the financial statements and schedules thereto. Exhibits to said report will be provided upon payment of fees limited to the Company’s reasonable expenses in furnishing such exhibits. Written requests should be addressed to: Secretary, Competitive Technologies, Inc., 1960 Bronson Road, Fairfield, Connecticut, 06824.

Some brokers and other nominee record holders may be participating in the practice of “householding” corporate communications to stockholders, such as proxy statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of this Proxy Statement to you if you call or write us at the following address or phone number: Secretary, Competitive Technologies, Inc., 1960 Bronson Road, Fairfield, Connecticut, 06824, telephone: (203) 255-6044. If in the future you want to receive separate copies of our corporate communications to stockholders, such as proxy statements and annual reports, or if you are receiving copies and would like to receive only one copy for your household, you should contact your broker or other nominee record holders, or you may contact the Company at the above address and phone number.

The Board of Directors is not aware of any matter that is to be presented for action at the meeting other than the matters set forth herein. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in respect of any such other matters in accordance with their best judgment in the interest of the Company.

By Order of the Board of Directors,

/s/ Paul A. Levitsky
Paul A. Levitsky
Secretary
Dated: November 28, 2005